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                                                                EXHIBIT 4.1



                                  RGPT TRUST

                            ARTICLES SUPPLEMENTARY

                  Classifying 1,400,000 Preferred Shares of
                            Beneficial Interest as
                        SERIES A CONVERTIBLE PREFERRED
                            OF BENEFICIAL INTEREST

         RGPT TRUST, a Maryland real estate investment trust ("Trust") formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), hereby certifies to the Maryland State Department of Assessments and Taxation ("Department") that:

         FIRST: Pursuant to the authority expressly conferred upon the Board of Trustees by Article VI of its Declaration of Trust (the "Declaration of Trust") in accordance with Section 8-203 of Title 8, the Board of Trustees by unanimous written consent in lieu of meeting as permitted by the Bylaws of the Trust duly adopted resolutions classifying 1,400,000 authorized but unissued Preferred Shares of the Trust, par value $.01 per share, as a separate series of Preferred Shares to be known as "Series A Convertible Preferred Shares," setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Convertible Preferred Shares, as set forth in Article Second of these Articles Supplementary, and authorizing the issuance of up to 1,400,000 Series A Convertible Preferred Shares.

         SECOND: The Series of Preferred Shares of the Trust created by the resolutions duly adopted by the Board of Trustees of the Trust and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption:

     Section 1. DESIGNATION, AMOUNT AND PRICE.

         A series of Preferred Shares designated as "Series A Convertible Preferred Shares" (the "Series A Convertible Preferred Shares"_ is hereby established. The number of Series A Convertible Preferred Shares shall be 1,400,000.




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     Section 2. MATURITY DATE.

         The date on which all Series A Convertible Preferred Shares will be converted into common shares of beneficial interest of the Trust, par value $.01 per share ("Common Shares"), by the Trust as provided in Section 6 of these Articles Supplementary shall be the fifth anniversary of the date on which shares of Series A Convertible Preferred Shares are first issued to the holders thereof (the "Stated Maturity Date"), subject to earlier conversion as set forth in Section 6 and subject to Section 8 of these Articles Supplementary establishing a date on which all Series A Convertible Preferred Shares will be redeemed in cash by the Trust (the "Accelerated Maturity Date").

     Section 3. DIVIDENDS AND DISTRIBUTIONS.

         (a) From and after the date of issuance, holders of Series A Convertible Preferred Shares will be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the payment of dividends, cumulative quarterly cash dividends (rounded to the nearest whole cent, and if no nearest whole cent, then rounded up to the nearest whole cent) equal to the greater of (i) 2.40% of $25.00 per share (such $25.00, the "Stated Value"), and (ii) the Common Shares Dividend Amount payable in arrears on the third Tuesday of January, April, July and October of each year, commencing on the first such day after the issuance of a Series A Convertible Preferred Share (each a "Dividend Payment Date"). The "Common Shares Dividend Amount" applicable as of any Dividend Payment Date shall mean the amount which is the product of
(i) the dollar amount of the dividend paid per Common Share on the dividend payment date with respect to the Common Shares which occurs on such Dividend Payment Date or is the dividend payment date with respect to the Common Shares next preceding such Dividend Payment Date and (ii) the number of Common Shares into which each Series A Convertible Preferred Share is entitled to be converted, at the Conversion Price then in effect and otherwise as set forth in these Articles Supplementary, as of the record date established for such Dividend Payment Date (determined, for purposes of this computation, to the fifth decimal place). Such dividends will accrue daily on the basis of a 365/366 day year and actual days elapsed, and will, to the extent not paid in full on a Dividend Payment Date, compound quarterly at a rate of 2.40% per quarter (commencing on the last day of the month next preceding a Dividend Payment
Date), whether or not the Trust has earnings or surplus. The dividend under
Section 3(a) or 3(b), or both, of these Articles Supplementary payable to a holder of a Series A Convertible Preferred Share on the first Dividend Payment Date after the share is issued will be the accrued dividend calculated from the day the share is issued to such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend due on that Dividend Payment Date will be paid on the Business Day immediately succeeding that Dividend Payment Date. No payment of quarterly dividends with respect to the Common Shares shall be made on a date other than Dividend Payment Date or a date not more than five Business Days prior to a Dividend Payment Date. As used with regard to the Series A Convertible Preferred Shares, the term "Business Day" means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business, and all accrued and compounded dividends together with all accrued but not yet due dividends (whether or not authorized) are referred to as "Accrued Dividends".

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          (b) From and after the date of issuance, holders of Series A
Convertible Preferred Shares will be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the payment of dividends, in addition to dividends as set forth in Section 3(a), cumulative quarterly cash dividends (rounded to the nearest whole cent, and if no nearest whole cent, then rounded up to the nearest whole cent) equal to 0.74171% of Stated Value, payable in arrears on any Dividend Payment Date other than a Dividend Payment Date on which payment is not required to be made as provided in this Section 3(b). Such dividends will accrue daily on the basis of a 365/366 day year and actual days elapsed, and will, to the extent not paid in full on a Dividend Payment Date, compound quarterly at a rate of 3.14171% per quarter (commencing on the last day of the month next preceding a Dividend Payment
Date), whether or not the Trust has earnings or surplus.

          Notwithstanding the foregoing, dividends which holders of Series A Convertible Preferred Shares are entitled to receive as set forth in this
Section 3(b) will not be payable as to Series A Convertible Preferred Shares except as set forth below, but will accrue and compound as set forth above, and shall be included in Accrued Dividends, on each Dividend Payment Date.

     (1) On and after the occurrence of a Rate Event, holders of Series A Convertible Preferred Shares will be entitled to receive quarterly cash dividends as set forth in this Section 3(b) on each Dividend Payment Date, except to the extent of such dividends as shall have previously been included in Accrued Dividends prior to the occurrence of a Rate Event (such portion of Accrued Dividends the "Section 3(b) Suspended Dividends").

     (2) On and after the occurrence of a Rate Event, Section 3(b) Suspended Dividends will be payable as to each Series A Convertible Preferred Share on the earlier of (i) the Accelerated Maturity Date, and (ii) the Stated Maturity Date, in cash, or may, in the event of conversion at the Stated Maturity Date, at the election of the Trust, be added to Accrued Dividends to determine the aggregate amount of Stated Value and the per share amount of Accrued Dividends for purposes of conversion. Upon conversion after the occurrence of a Rate Event and prior to the Stated Maturity Date, Section 3(b) Suspended Dividends will be added to Accrued Dividends to determine for each outstanding Series A Convertible Preferred Share the aggregate of Stated Value and the per share amount of Accrued Dividends for purposes of conversion; provided, however, that at the election of the Company, upon conversion after the occurrence of a Rate Event and prior to the Stated Maturity Date, the amount of Section 3(b) Suspended Dividends included in Accrued Dividends may be paid in cash at the effective time of conversion in lieu of being included in Accrued Dividends for purposes of conversion.

     (3) On and after the occurrence of a Rate Event, Section 3(b) Suspended Dividends will be payable (and for purposes of interpretation, will not be included in Accrued Dividends at the time of application or payment of Accrued Dividends prior to the occurrence of a Rate Event)
          (i) as to each Series A Convertible

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         Preferred Share (determined at the time of printing of the initial preliminary or "red herring" prospectus in connection with the Qualified Underwritten Offering, but as at a time immediately before conversion), on the Mandatory Conversion Date (as defined in Section 6(b) which occurs by reason of the Qualified Underwritten Offering, but only to the extent of the amount of the Per Share IRR Lookback Amount (defined below), and shall be paid in cash or may, upon conversion at the election of the Trust, be added to Accrued Dividends to determine the aggregate amount of Stated Value and the per share amount of Accrued Dividends for purposes of conversion, and (ii) as to each Series A Convertible Preferred Share at the time of payment of any liquidation preference. As used herein, the "Per Share IRR Lookback Amount" shall be the IRR Lookback Amount (as defined below) divided by the number of Series A Convertible Preferred Shares outstanding on the date of such determination. As used herein, the "IRR Lookback Amount" shall mean, as of the date of such determination, an amount payable to all holders of Series A Convertible Preferred Shares which is sufficient for the holders, considered in the aggregate, to receive an IRR (as defined below) equal to 3.55581% per calendar quarter, compounded quarterly, over the period from September 30, 1997 to said Mandatory Conversion Date. As used herein, "IRR" shall mean, as of said Mandatory Conversion Date, a rate equal to a compounded quarterly rate which results in (a) the sum of all (1) dividends paid on Series A Convertible Preferred Shares outstanding on the date of such determination, (2) distributions paid on such number of Preferred Units (defined below) which is equal to the number of Series A Convertible Preferred Shares outstanding on the date of such determination), and
         (3) Assumed Common Shares Sales Proceeds (defined below), discounted on a quarterly basis at such rate from the Mandatory Conversion Date back to the day on which such amounts were paid, or, in the case of Assumed Common Shares Sales Proceeds, assumed received as at the Mandatory Conversion Date, minus (b) the sum of all amounts paid as "Purchase Price" under that certain Preferred Units and Stock Purchase Agreement dated as of September 30, 1997, among Ramco-Gershenson Properties, L.P., Ramco-Gershenson Properties Trust, Special Situations RG REIT, Inc., and the Advancing Party named therein (as the same may be amended or supplemented, the "Purchase Agreement"), discounted on a quarterly basis at such rate from said Mandatory Conversion Date to the date or dates on which such amounts of Purchase Price were paid, being equal to zero. As used herein, "Assumed Common Shares Sales Proceeds" means the sale, at the Current Market Price (as defined in Section 6(e) (vii)), determined on the date of printing of the initial preliminary or "red herring" prospectus in connection with the Qualified Underwritten Offering, of that number of Common Shares into which all outstanding Series A Convertible Preferred Shares are, as provided herein, convertible if converted on such date of determination. As used herein, "Preferred Units" shall mean the Preferred Units of the Operating Partnerships, as each of such terms is defined in the Purchase Agreement.

         As used with regard to the Series A Convertible Preferred Shares, the term "Rate Event" means each of the following events: (i) the Trust shall fail to pay in full when due any

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dividend on the Series A Convertible Preferred Shares; (ii) the Trust shall (A)
fail to pay in full when due any principal, premium or interest with respect to any Indebtedness (defined below) having an outstanding aggregate principal amount in excess of $15,000,000 (but excluding, for purposes of this clause
(ii)(A), Indebtedness which is without recourse to any Person and the sole remedy of the lender thereof is the enforcement of a mortgage lien on real estate, if the amount secured by such lien is in excess of the fair market value of the real estate so encumbered (with fair market value being determined without regard to the amount secured by the mortgage lien so to be enforced or as to any other obligations or Indebtedness encumbering or enabling the holders thereof to make a claim against such real estate to the extent that such other obligations or Indebtedness are not secured by a mortgage lien which is senior and prior to the lien so to be enforced), (B) allow such Indebtedness (excluding as aforesaid) to be declared due and payable, or to be required to be repaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or (C) fail to observe or perform any agreement or condition relating to such Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, and such failure shall continue beyond any applicable grace period such that it could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the Trust, together with Ramco-Gershenson Properties, L.P. (together with any successor thereto, the "Operating Partnership") and any other Subsidiary (as used herein, "Subsidiary" shall mean any entity and "Subsidiaries" shall mean more than one of the entities in which the Trust has a direct or indirect equity interest) taken as a whole; (iii) there shall have occurred an IRS Termination Determination (as defined in Section 4(c) below) and the Trust does not receive (within 90 days of the date established in the IRS Termination Determination as the date on which the Deficiency Dividend (as defined in Section 3(g) hereof) is required to be paid), pursuant to the Tax Agreement, full payment by way of indemnity for any amount paid or to be paid as a Deficiency Dividend; (iv) there shall have not occurred prior to the Stated Maturity Date an underwritten, Widely Distributed (defined below) offering of Common Shares, the gross proceeds of which are not less than $40,300,000 (a "Qualified Underwritten Offering"); (v) the Trust shall use the proceeds of the sale of the Series A Convertible Preferred Shares (or the proceeds of the sale of the Preferred Units pursuant to the Purchase Agreement) other than for the repayment of the principal amount of Indebtedness or to meet its operating objectives in purchasing or redeveloping retail properties of the nature operated by Ramco-Gershenson Properties Trust on September 30, 1997; (vi) there shall occur any event which, under Section 4 of these Articles Supplementary, requires the approval of holders of Series A Convertible Preferred Shares, without such approval having been previously obtained; (vii) there shall have occurred an event as described in Section 4(c)(iv), except as set forth below, regardless of whether or not there shall have been obtained the approval thereof as established in Section 4 of these Articles Supplementary; or (viii) neither Dennis Gershenson, nor a replacement reasonably acceptable to Morgan Stanley Asset Management Inc., shall hold the office and function in the capacity of president and chief executive officer of the Trust, other than as a result of the death or a condition of disability extending for a continuous period of not less than 180 days of Dennis Gershenson. As used herein, "Widely Distributed" shall mean, in the context of an underwritten public offering, an offering in which (i) a minimum of 30% of the Common Shares included in such offering is purchased by retail individual brokerage customers brought into the transaction by the members of the underwriting syndicate and (ii) a minimum of eight institutions shall have purchased Common Shares. With respect to a Rate Event of the nature set forth in clause (vii)

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of this paragraph, such event shall not result in an increase in dividends as provided in Section 3(b) with respect to the holder of Series A Convertible Preferred Shares if and to the extent such holder shall have voted such Series A Convertible Preferred Shares affirmatively for a matter set forth in the definition of "Change of Control" set forth below. As used herein, "Indebtedness" shall mean all obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, but without any double counting, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any Lien on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit. As used herein, "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capitalized lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing). As used herein, "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or other entity of whatever nature.

         (c) Each dividend will be payable to holders of record of the Series A Convertible Preferred Shares on a date (a "Record Date") selected by the Board of Trustees which is not less than 10 nor more than 45 days before the Dividend Payment Date on which the dividend is to be paid. No Record Date will precede the close of business on the date the Record Date is fixed.

         (d) Unless and until all Accrued Dividends on the Series A Convertible Preferred Shares under Section 3(a) through the last preceding Dividend Payment Date have been paid, and unless and until all Accrued Dividends on the Series A Convertible Preferred Shares under Section 3(b) (but excluding Section 3(b) Suspended Dividends, which shall be paid only as provided in subparagraphs (2) and (3) of the second paragraph of Section 3(b) through the last Dividend Payment Date have been paid, the Trust may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in Common Shares), or set aside any funds or assets for payment or distribution with regard to any Junior Shares (as herein defined), (ii) redeem for purchase (directly or through the Operating Partnership or subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause or permit to be taken any action as general partner of the

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Operating Partnership, that will result in (A) the declaration or payment by the
Operating Partnership of any distribution to its partners (other than distributions payable to the Trust as general partner that will be used by the Trust to fund the payment of dividends on the Series A Convertible Preferred Shares (such distributions to the Trust being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through the Operating Partnership or subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership, except for exchanges of partnership interests in the Operating Partnership in the ordinary course solely for Common Shares as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such partnership interest so exchanged. As used with regard to the Series A Convertible Preferred Shares, the term "Junior Shares" means all Common Shares and all shares of all other classes or series of the Trust to which the Series A Convertible Preferred Shares are prior in rank with regard to payment of dividends or payments upon the liquidation, dissolution or winding-up of the Trust.

         (e) While any Series A Convertible Preferred Shares are outstanding, the Trust may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of the Trust which ranks on a parity with Series A Convertible Preferred Shares as to payment of dividends unless at least a proportionate payments is made with regard to all Accrued Dividends on the Series A Convertible Preferred Shares (except that portion of Accrued Dividends which, as Section 3(b) Suspended Dividends, are required to be paid only upon the Stated Maturity Date, the Accelerated Maturity Date, or, as to any Series A Convertible Preferred Shares as to which a notice of conversion has been furnished by the holder thereof, at the effective time of conversion). A payment of dividends with regard to the Series A Convertible Preferred Shares will be proportionate to a payment of a dividend with regard to another class of series of shares if the dividend per Series A Convertible Preferred Share is the same percentage of the Accrued Dividends (except as aforesaid) with regard to a Series A Convertible Preferred Share that the dividend paid with regard to shares of the other class or series is of the Accrued Dividends (except as aforesaid) with regard to a share of stock of that other class of series.

         (f) Any dividend paid with regard to Series A Convertible Preferred Shares will be paid equally with regard to each outstanding Series A Convertible Preferred Share, except to the extent that the Series A Convertible Preferred Shares are outstanding for differing amounts of time during the relevant dividend period.

         (g) Except as provided below in this Section 3(g) to the contrary, to the extent that Federal income tax for the Trust's taxable years ending December 31, 1991, 1992, 1993 and 1994 may be avoided by the declaration and distribution of a deficiency dividend as provided in Section 860 of the Code (a "Deficiency Dividend"), the Trust, if, but only if, the Trust has received all funds required therefor from Atlantic Realty Trust under the Tax Agreement (defined below), may distributed such Deficiency Dividend to holders of record of Common Shares at a record date established in connection therewith, whether or not all or any Accrued Dividends have been paid on the Series A Convertible Preferred Shares, and any such distribution of a Deficiency Dividend to holders of Common Shares shall be disregarded in, and







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any such Deficiency Dividend shall be excluded from, the determination of the
Common Shares Dividend Amount. In the event the Trust determines to make a distribution of a Deficiency Dividend not all of the funds for which (together with all of the funds for any previous Deficiency Dividend) have theretofore been paid to the Trust under the Tax Agreement, then any such Deficiency Dividend amounts may be paid only in the following order of priority:

                first, in the payment of all Accrued Dividends then due,

                second, in the payment equally with regard to the holders of record of Series A Convertible Preferred Shares and the Common Shares at a record date established in connection therewith, with the amount so payable with respect to each Series A Convertible Preferred Share being determined in accordance with the procedures established with respect to the Common Shares Dividend Amount.

     Section 4. VOTING RIGHTS.

         The voting rights of the holders of Series A Convertible Preferred Shares will be only the following:

         (a) The holders of Series A Convertible Preferred Shares will have the right to vote on all matters in which the holders of Common Shares are entitled to vote on an "as converted" basis with holders of the Common Shares, as though part of the same class as holders of Common Shares, with such number of Common Shares deemed held of record by a holders of Series A Convertible Preferred Shares on any Record Date as would be the number of Common Shares into which the Series A Convertible Preferred Shares by such holder would be entitled to be converted on such Record Date. The holders of Series A Convertible Preferred Shares shall receive all notices of meetings of the holders of shares Common Shares, and all other notices and correspondences to the holders of Common Shares provided by the Trust and shall be entitled to take such actions, and shall have such rights, as are accorded the holders of Common Shares in the Declaration of Trust and in the by-laws of the Corporation as are in effect on the date hereof, in each case with the same effect as would be taken by holders of such number of Common Shares as determined as aforesaid.

         (b) While any Series A Convertible Preferred Shares are outstanding, the Trust will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without approval of holders of at least 51% of the outstanding Series A Convertible Preferred Shares, voting separately as a class, (i) issue any Series A Convertible Preferred Shares except pursuant to the Purchase Agreement or increase the number of authorized shares of Series A Convertible Preferred Shares, (ii) combine, split or reclassify the outstanding shares of Series A Convertible Shares into a smaller or larger number of shares; (iii) exchange or convert any Series A Convertible Preferred Shares for other securities or the right to receive cash, or to propose or require an exchange or conversion, or to require a conversion other than as expressly provided hereby, or to reclassify any Series A Convertible Preferred Shares, or to authorize, create, classify, reclassify or issue any class or series of stock ranking prior to or on a parity with the Series A Convertible Preferred Shares either as to dividends or upon liquidation, dissolution or winding-up of the Trust, (iv) amend, alter or







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repeal, or permit to be amended, altered or repealed, any of the provisions of these Articles Supplementary, the By-laws of the Trust, the agreement of limited partnership of the Operating Partnership or the organizational document of any Subsidiary in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Convertible Preferred Shares (including, without limitation, taking any such action the result of which could be to alter the manner or rate of exchange of partnership interests in the Operating Partnership for securities of Ramco-Gershenson Properties Trust, a Massachusetts business trust, as in effect on September 30, 1997) or, in the case of a proposed amendment to the agreement of limited partnership of the Operating Partnership, or any organizational document of any Subsidiary, in such a manner as would affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, and qualifications of the holders of the Common Shares and the Series A Convertible Preferred Shares, considered as a whole; (v) permit to be amended or waive any provision of that certain Tax Agreement dated May 10, 1996 between the Trust and Atlantic Realty Trust (the "Tax Agreement"); or (vi) other than a result of a Trustee Election (defined below) adopt a plan for or effect a voluntary liquidation, dissolution or winding up of the Trust, the sale of substantially all of the assets of the Trust, or the merger, consolidation or recapitalization of the Trust. As used herein, "Trustee Election" shall mean an election by the Trustees to liquidate the Operating Partnership and the Trust as provided in
Section 12.7 of the Amended and Restated Master Agreement, dated as of December 27, 1995 by and among Ramco-Gershenson, Inc., Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward U/T/A dated 2/22/77 as amended, Ramco-Gershenson Properties,L.P. and each of the Ramco Contributing Parties set forth on schedule A thereto.

         (c) While any Series A Convertible Preferred Shares are outstanding, the Trust will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without the approval of the holders of 51% of the outstanding the Series A Convertible Preferred Shares, voting separately as a class, propose, authorize, take, or cause to be taken or allow to occur any of the following actions: (1) with the exception of (A) the public market trading of Common Shares in unsolicited transactions or (B) a Qualified Underwritten Offering, the sale, transfer or assignment, in a single transaction or series of transactions, of beneficial interests in or voting rights with respect to assets of the Trust or the Operating Partnership or any Subsidiary, or any other person (except that with respect to any subsidiary in which the Trust or the Operating Partnership has a minority interest such that a sale, transfer or assignment is not within the Trust's or Operating Partnership's control, this prohibition shall not apply), owned directly or indirectly by the Trust to the extent of the Trust's attributed interest in such other person, having a fair market value (based on the value of the total consideration of each such transaction, including, without limitation, any debt assumed by any purchaser in connection therewith) in excess of $50,000,000 within any 90-day period or $150,000,000 within any 360-day period, (ii) the Trust's termination of the election, or the taking of any action by the Trust which would cause termination other than by election, of the Trust as a real estate investment trust under the Internal Revenue Code of 1986, as amended, other than a determination by the Internal Revenue Service that it will for any period deny the Company the tax benefits associated with the election as a real estate investment trust due solely









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and directly to the Tax Case (an "IRS Termination Determination"); (iii) any
alteration in the Trust's or the Operating Partnership's business such that the real estate assets owned directly or indirectly by the Trust are, on a square foot basis, less than 90% invested in retail properties of the nature of the predominant real estate assets of the Trust the on date hereof; or (iv) any Change in Control (as defined below) of the Trust or the Operating Partnership, or any response to a proposal the effect of which, if consummated, could be a Change of Control. As used herein, "Tax Case" shall mean the Internal Revenue Service's tax investigation dealing with the Trust's tax status, as described in the Trust's SEC Reports to the extent the Trust has incurred or will incur, directly or indirectly, voluntarily or involuntarily, any liability for which it is entitled to be reimbursed under the Tax Agreement. As used herein "SEC Reports" shall mean each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by the Trust or relating to its properties filed with the Securities and Exchange Commission.

         As used herein, a "Change of Control" of the Trust or the Operating Partnership shall be deemed to have occurred if any of the following occur (or, in the case of any proposal, if any of the following could occur as a result thereof): (i) the Trust takes or fails to take any action such that it ceases to be required to file reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of either (a) 25% or more of the outstanding Common Shares, or (b) 25% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board of Trustees of the Trust (the "Board"); (ii) the Board determines to recommend, or fails to determine to recommend, the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Securities and Exchange Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, either (a) 25% or more of the outstanding the Common Shares, or (b) 25% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iv) other than as a result of the death or disability of one or more of the directors within a three-month period, a majority of the members of the Board for any period of three consecutive months are not persons who (a) had been directors of the Trust for at least the preceding 24 consecutive months or (b) when they initially were elected to the Board, (x) were nominated (if they were elected by the shareholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses(a) and (b) of this subsection (iv) being "Continuing Directors"); (v) the Trust ceases to be the sole General Partner of the Operating Partnership or grants or sells to any person the power to control or direct the actions of the Operating Partnership as if such person (A) is a general partner of the Operating Partnership or (B) is a limited partner of the Operating Partnership with consent or approval rights greater than the consent or approval right held by the limited partners of the Operating Partnership on the date hereof; or (vi) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not surviving entity in such merger or consolidation or in which the effect is of the nature set forth in the next preceding clause (v) of this Section 4(c).

         (d) Prior to the occurrence after the date hereof a Qualified Underwritten Offering, the Trust will not, directly or indirectly, without the approval of the holders of 51% of the outstanding Series A Convertible Preferred Shares, voting separately as a class, issue any additional Common Shares or Preferred Shares of the Trust. Notwithstanding the foregoing, the Trust will be permitted to issue Common Shares as part of an acquisition, or as follows: (i) issuances of Common Shares to officers, employees or trustees of the Trust not in excess of that number of shares permitted to be issued pursuant to the 1996 Stock Option Plan and the 1997 Non-Employee Trustee Option Plan, as each such plan is in effect as at September 30, 1997; (ii) issuances of Common Shares pursuant to any dividend reinvestment plan maintained by the Trust; and (iii) issuances of Common Shares with respect to exchanges of partnership interests in the Operating Partnership in the ordinary course solely for Common Shares as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such partnership interest so exchanged.

     Section 5. LIQUIDATION.

         Upon the liquidation, dissolution or winding-up of the Trust, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Shares, will be entitled to receive out of the assets of the Trust available for distribution to its shareholders, whether from capital, surplus or earnings, before any distributions made to holders of any Junior Shares, an amount per share (the "Liquidation Preference") equal to the sum of (i) Stated Value plus
(ii) the per share amount of Accrued Dividends with regard to the Series A Convertible Preferred Shares to the date of final distribution (whether or not declared). If, upon any liquidation, dissolution or winding-up of the Trust, the assets of the Trust, or proceeds of those assets, available for distribution to the holders of Series A Convertible Preferred Shares and of shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Convertible Preferred Shares are not sufficient to pay in full the Liquidation Preference to the holders of the Series A Convertible Preferred Shares and any liquidation preference of all other classes or series which are on a parity as to distributions on liquidation with the Series A Convertible Preferred Shares, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series A Convertible Preferred Shares and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Convertible Preferred Shares ratably in accordance with the respective amounts of the liquidation preferences of the share held by each of them. After payment of the full amount of the Liquidation Preference, the holders of Series A Convertible Preferred Shares will not be entitled to any further distribution of assets of the Trust. For the purposes of this Section, neither a consolidation or merger of the Trust with another corporation, nor a sale or transfer of all or any part of the Trust's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Trust.

     Section 6. Conversion Into Common Shares.

         (a) Optional Conversion. (i) Each holder of Series A Convertible Preferred Shares will have the right, at the holder's option, exercised by notice to such effect (the "Notice of Election to Convert"), to convert all or any of the Series A Convertible Preferred Shares held of record by the holder into Common Shares, such that each Series A Convertible Preferred Share will be entitled to be converted into (A) a number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of the per share amount of Accrued Dividends (subject, to the extent of Section 3(b) Suspended Dividends, to the proviso in the last sentence of subparagraph 2 of the second paragraph of
Section 3(b) hereof) as of the effective time of the conversion, divided by the Conversion Price, as defined below, then in effect, or (B) such other securities or assets as the holder is entitled to receive in accordance with Section 6(e).

             (ii) The holder of each Series A Convertible Preferred Share to be converted must surrender the certificate representing that share to the conversion agent of the Series A Convertible Preferred Shares appointed by the Trust (which may be the Trust itself), with the notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the Series A Convertible Preferred Shares is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form reasonably satisfactory to the Trust, duly executed by the holder or the holder's duly authorized and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that such tax has been paid or is not payable.

         (b) Mandatory Conversion. All, but not less than all, outstanding Series A Convertible Preferred Shares will be subject to conversion on that date which is the earlier of the occurrence of a Qualified Underwritten Offering and the Stated Maturity Date (the earlier of such to occur, the "Mandatory Conversion Date"), subject to the obligation of the Trust to redeem the Series A Convertible Preferred Shares for cash on an Accelerated Maturity Date as provided in Section 8, and subject to earlier conversion at the option of the holders as set forth in this Section 6. Each Series A Convertible Preferred Share shall be convertible into a Common Share at Stated Value plus the per share amount of Accrued Dividends, if any (subject, to the extent of Section 3(b) Suspended Dividends, to the proviso in the last sentence of subparagraph 2 of the second paragraph of Section 3(b) hereof), for each Series A Convertible Preferred Share so converted, for Common Shares issued on conversion priced at the Conversion Price calculated in accordance with Section 6(e) of these Articles Supplementary. In order to effect the mandatory conversion of the Series A Convertible Preferred Shares, the Trust shall mail a notice (the "Notice of Mandatory Conversion") to all holders of outstanding Series A Convertible Preferred Shares on a date (the "Mandatory Conversion Notice Date") at least 60 but not more than 90 days prior to the Mandatory Conversion Date, except that in the case of the Mandatory Conversion Date which is occasioned by a Qualified Underwritten Offering, the

Trust may provide the Notice of Mandatory Conversion which references an expected date of such occurrence provided that the Trust confirms the Mandatory Conversion Date in a supplemental notice to all holders of Series A Convertible Preferred Shares immediately upon the occurrence of a Qualified Underwritten Offering. If the Trust gives a Notice of Mandatory Conversion, the outstanding Series A Convertible Preferred Shares will be automatically converted into Common Shares at the close of business on the Mandatory Conversion Date regardless of whether the holders of Series A Convertible Preferred Shares actually surrender the certificates representing their Series A Convertible Preferred Shares for conversion. At the close of business on the Mandatory Conversion Date, (i) the certificates representing the Series A Convertible Preferred Shares will cease to represent anything other than the right to receive the Common Shares into which the Series A Convertible Preferred Shares were automatically converted and (ii) the Trust may, at its option (the exercise of which will be described in the Notice of Mandatory Conversion), either (A) deliver certificates representing the Common Shares to which the holders of the Series A Convertible Preferred Shares are entitled without requiring the surrender of the certificates which formerly represented Series A Convertible Preferred Shares, or (B) deliver certificates representing the Common Shares when the holder surrenders the certificates which formerly represented the Series A Convertible Preferred Shares and complies with the other requirements of subparagraph 6(a)(ii) (excluding the completion of the Notice of Election to Convert).

         (c) Conversion Procedures. (i) The effective time of the conversion under Section 6(a) shall be immediately prior to the close of business on the day when all the conditions in Section 6(a)(ii) have been satisfied. The effective time of the conversion under Section 6(b) shall, subject to the rights of holders under Section 6(a) and Section 8, be immediately prior to the close of business on the mandatory Conversion Date.

             (ii) If shares are surrendered between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date ("Ex Record Date Shares"), the dividend with respect to those shares will be payable on the Dividend Payment Date to the holder of record of the Ex Record Date Shares on the dividend payment Record Date notwithstanding the surrender of the Ex Record Date Shares for conversion after the dividend payment Record Date and prior to the Dividend Payment Date. The Trust will make no payment or adjustment for Accrued Dividends on Ex Record Date Shares, whether or not in arrears, or for dividends on the Common Shares issued upon conversion of the Ex Record Date Shares, other than to make payment to the holder of record thereof on the Record Date. The provisions of this Section 6(c)(ii) shall not limit the obligation of the Trust to issue Common Shares in conversion of Series A Convertible Preferred Shares, including Ex Record Date Shares, at Stated Value plus Accrued Dividends, as elsewhere provided in these Articles.

             (iii) Except as otherwise permitted in clause (ii)(B) of the last sentence of Section 6(b), as promptly as practicably after the effect time for conversion of Series A Convertible Preferred Shares, the Trust will issue and will deliver to the holder at the office of the holder set forth in the Notice of Election to Convert, or on the holder's written order, a certificate or certificates representing the number of full Common Shares issuable upon the conversion of the Series A Convertible Preferred Shares. Any fractional interest in respect of a Common Share arising upon a conversion will be settled as provided in Section 6(d).

             (iv) Each conversion will be deemed to have been effected at the effective time provided in Section 6(c)(i), and the person in whose name a certificate for Common Shares is to be issued upon a conversion will be deemed to have become the holder of record of the Common Shares represented by that certificate at such effective time. All Common Shares delivered upon conversion of Series A Convertible Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights except such preemptive rights as may exist pursuant to the Purchase Agreement. The Series A Convertible Preferred Shares so converted will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the Common Shares or, if applicable, other securities, cash or other assets to be issued or distributed as a result of the conversion.

         (d) Fractional Shares. No fractional Common Shares will be issued upon conversion of Series A Convertible Preferred Shares. Any fractional interest in a Common Share resulting from conversion of Series A Convertible Preferred Shares will be paid in cash (computed to the nearest cent) based on the Current Market Price (as herein defined) of the Common Shares on the Trading Date next preceding the date of conversion. If more than one Series A Convertible Preferred Share is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Shares issuable upon the conversion will be computed on the basis of all the Series A Convertible Preferred Shares surrendered at that time by that holder.

         (e) Conversion Price. The "Conversion Price" per Series A Convertible Preferred Share will initially be $17.50, and will be adjusted as follows from time to time if any of the events described below occurs:

             (i) If the Trust (A) pays a dividend or makes a distribution on its Common Shares in its Common Shares or (B) subdivides, splits or reclassified its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to that event will be reduced so that the holder of a Series A Convertible Preferred Share surrendered for conversion after than event will receive the number of Common Shares which the holder would have received if the Series A Convertible Preferred Shares had been converted immediately before the happening of the event (or, if there is more than one such event, if the Series A Convertible Preferred Shares had been converted immediately before the first of those events and the holder had retained all the Common Shares or other securities or assets received after the conversion). If the Trust combines its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be increased so that the holder of a Series A Convertible Preferred Shares surrendered for conversion after that event will receive the number of Common Shares which the holder would have received if the Series A Convertible Preferred Shares had been converted immediately before the happening of the event (or, if there is more than one such event, if the Series A Convertible Preferred Shares had been converted immediately before the first of those events and the holder had retained all the Common Shares or other securities or assets received after the conversion). An adjustment made pursuant to this Section 6(e)(i) will become effective immediately after the Record Date in the case of a dividend or distribution, and will become effective immediately after the effective date in the case of a subdivision, split, reclassification or combination. If such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

             (ii) If the Trust issues rights or warrants to the holders of its Common Shares as a class entitling them to subscribe for or purchase Common Shares at a price per share less than the Conversion Price at the Record Date for the determination of shareholders entitled to receive the rights or warrants, the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein. The adjustment provided in this Section 6(e)9ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately after each Record Date. In determining whether any rights or warrants entitle the holders of the Common Shares to subscribe for or purchase Common Shares at less than the Conversion Price, and in determining the aggregate sale price of the Common Shares issuable on the exercise of rights or warrants and any consideration to be received by the Trust for the exercise of such right or warrants, there will be taken into account any consideration received by the Trust for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Trustees of the Trust (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

             (iii) If the Trust distributes to the holders of its Common Shares as a class any shares of stock of the Trust (other than Common Shares) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in Section 6(e)(ii)) to subscribe of or purchase any of its securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the Record Date for the distribution by a fraction of which the numerator is the Current Market Price of the Common shares on the Record Date for the distribution less the then fair market value (as determined by the Board of Trustees, whose determination, if made in good faith, will be conclusive) of the stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one Common Share, and of which the denominator is the Current Market Price of the Common Shares on that Record Date. Each adjustment will become effective immediately after the Record Date for the determination of the shareholders entitled to receive the distribution. If any distribution is declared but not made, or if rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversion which takes place before the readjustment.

             (iv) If the Trust issues or sells (or the Operating Partnership issues or sells, other than the issuance of partnership interests in the Operating Partnership in the ordinary course for the purpose of the acquisition of real property or real property interests, which partnership interests are exchangeable solely for Common Shares as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such partnership interest so exchanged), any equity or debt securities which are convertible, directly or indirectly into or exchangeable for Common Shares ("Convertible Securities") or any rights, options (other than the issuance or exercise after the date hereof of stock options covering no more than 286,000 Common Shares, subject to appropriate adjustment to the extent that the Trust
(A) pays a dividend or makes a distribution on its Common Shares in shares of its Common Shares, (B) subdivides its outstanding Common Shares into a greater number of shares or (C) combines its outstanding Common Shares into a smaller number of shares, issued to employees or directors of the Trust or its Subsidiaries under the Trust's existing employee stock incentive plans) or warrants to purchase Common Shares at conversion, exchange or exercise price per share which is less than the Conversion Price, unless the provisions of Section 6(e)(ii) or (iii) are applicable, the Trust will be deemed to have issued or sold, on the later of the date on which the Convertible Securities, rights, options or warrants are issued and the date on which they first may be converted, exchanged or exercised, the maximum number of Common Shares into or for which the Convertible Securities may then be converted or exchanged or which are then issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they may first be converted, exchanged or exercised, and the Conversion Price shall be adjusted downward as if it were an event covered by Section 6(e)(v). However, no further adjustment of the Conversion Price will be made as a result of the actual issuance of Common Shares upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Section applies are redeemed, retired or otherwise extinguished or expire without any Common Shares having been issued upon conversion, exchange or exercise thereof, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Price then in effect will be readjusted to what it would have been if those Convertible Securities, rights, options or warrants had not been issued. However, a readjustment will not affect any conversion which takes place before the readjustment. For the purposes of this Section 6(e)(iv), (x) the price of Common Shares issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be (A) the consideration paid to the Trust for the Convertible Securities, rights, options or warrants, plus (B) the consideration paid to the Trust upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined by the Board of Trustees of the Trust (whose determination, if made in good faith, will be conclusive) and (y) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment, when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants, with the new conversion, exchange or exercise price.

             (v) If the Trust issues or sells any Common Shares (other than (X) on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which Section 6(e)(ii), (iii) or (iv) applies, (Y) the exchange of partnership interests in the Operating Partnership in the ordinary course solely for Common Stock as a result of which the Trust's partnership interest in the Operating Partnership increases by the amount of such partnership interest so exchanged or, (Z) the sale of Common Shares under a dividend reinvestment program if such Common Shares were purchased on the open market in ordinary brokerage transactions) for a consideration per share less than the Conversion Price on the date of the issuance or sale (or on exercise of options or warrants, for less than the Conversion Price on the date the options or warrants are issued), upon consummation of the issuance or sale, the Conversion Price in effect immediately prior to the issuance or sale will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein.

             (vi) If there is a reclassification or change of outstanding Common Shares (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Trust with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding Common Shares, or a sale or transfer of all or substantially all of the assets of the Trust, upon any subsequent conversion of Series A Convertible Preferred Shares, each holder of the Series A Convertible Preferred Shares will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the Series A Convertible Preferred Shares into Common Shares immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events. In the event that a transaction may be viewed as causing this Section 6(e)(vi) to be applicable and 6(e)(iii) is also applicable, then Section 6(e)(iii) will be applied and this Section 6(e)(vi) will not be applied.

             (vii) For the purpose of any computation under this Section 6(e), the "Current Market Price" of the Common Shares on any date will be the average of the last reported sale prices per share of the Common Shares on each of the twenty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Shares on each day will be (A) the last reported sale price of the Common Shares on the principal stock exchange on which the Common Shares are listed, or (B) if the Common Shares are not listed on a stock exchange, the last reported sale price of the Common Shares on the principal automated securities price quotation system on which sale prices of the Common Shares are reported, or (C) if the Common Shares are not listed on a stock exchange and sale prices of the Common Shares are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Shares as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Shares on at least five of the ten preceding Trading Days. If the Common Shares is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Shares on a day will be the fair market value of the Common Shares on that day as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Trustees. As used with regard to the Series A Convertible Preferred Shares, the term "Trading Day" means (x) if the Common Shares is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Shares are listed, (y) if the Common Shares are not listed on a stock exchange, but sale prices of the Common Shares are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Shares are reported, or (z) if the Common Shares are not listed on a stock exchange and sale prices of the Common Shares are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

             (viii) No adjustment in the Conversion Price will be required unless the adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which are not made because of this Section 6(e)(viii) will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment must be made in accordance with Section 6 (without regard to this Section 6(e)(viii)) not later than the time the adjustment may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. All calculations under this Section 6 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

             (ix) Whenever the Conversion Price is adjusted, the Trust will promptly send each holder of record of Series A Convertible Preferred Shares a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

             (x) If any one of the events in Sections 6(e)(i) through 6(e)(vi) occurs then the Trust will mail to the holders of record of the Series A Convertible Preferred Shares, at least 15 days before the applicable date specified below, a notice stating the applicable one of (i) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Shares of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (ii) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, (iii) the date on which the Trust anticipates selling Common Shares for less than the Conversion Price on the date of the sale (except that no notice need be given of the anticipated date of sale of Common Shares upon exercise of options or warrants which have been described in a notice to the holders of record of the Series A Convertible Preferred Shares given at least 15 days before the options or warrants are exercised), or (iv) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Shares will be entitled to exchange their Common Shares for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

         (f) (i) The Trust will at all times reserve and keep available, free from preemptive right, out of the authorized but unissued Common Shares, for the purpose of effecting conversion of the Series A Convertible Preferred Shares, the maximum number of

Common Shares which the Trust would be required to deliver upon the conversion of all the outstanding Series A Convertible Preferred Shares. For the purposes of this Section 6(f)(i), the number of Common Shares which the Trust would be required to deliver upon the conversion of all the outstanding Series A Convertible Preferred Shares will be computed as if at the time of the computation all the outstanding Series A Convertible Preferred Shares were held by a single holder.

             (ii) Before taking any action would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Shares deliverable upon conversion of the Series A Convertible Preferred Shares, the Trust will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Trust may validly and legally issue fully paid and non-assessable Common Shares at the adjusted Conversion Price.

             (iii) The Trust will seek to list the Common Shares required to be delivered upon conversion of the Series A Convertible Preferred Shares, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of delivery.

         (g) In connection with the conversion of any Series A Convertible Preferred Shares into Common Shares pursuant to Section 6(a) or (b), in determining the number of Common Shares to be issued upon conversion of each Series A Convertible Preferred Share, there shall be excluded from Accrued Dividends the amount of any Accrued Dividends (the "Deferred Accrued Dividends") which were accrued on each such share in respect of the period from the last day of the month next preceding the last Dividend Payment Date to the effective date of the conversion (such period being referred to as the "Deferral Period"). Following the end of the Deferral Period, on the next date which would have been a Dividend Payment Date had such Series A Convertible Preferred Share not been converted, the Company shall pay in cash to the person or entity that was the holder of such converted Series A Convertible Preferred Share on the conversion date, the amount of Deferred Accrued Dividends reduced, but in no event to less than zero, by the amount of dividends paid on the Common Shares into which such Series A Preferred Share was converted in respect of the Deferral Period. To the extent that a dividend is paid on such Common Shares for a period which includes, but is longer than, the Deferral Period, the amount of dividends paid in respect of the Deferral Period shall be deemed to be a pro rata portion of the aggregate amount of accrued dividends paid for such longer period, based on the number of calendar days in the Deferral Period and the total number of days in the applicable dividend accrual period.

         (h) The Trust will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on conversion of Series A Convertible Preferred Shares; provided, however, that the Trust will not be required to pay any tax which may be payable in respect of any transfer involved in the issued or delivery of Common Shares in a name other than that of the holder of record of Series A Convertible Preferred Shares to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Trust the amount of any such tax or has established, to the satisfaction of the Trust, that the tax has been paid or is not payable.

     Section 7. STATUS.

     Series A Convertible Preferred Share converted pursuant to the terms hereof or otherwise acquired by the Trust shall automatically be retired upon such conversion or other acquisition, as the case may be, shall not be reissued as Series A Preferred Shares and shall be restored to the status of authorized but unissued shares of Preferred Shares, undesignated as to series.

     Section 8. REDEMPTION AFTER ACCELERATION OF THE MATURITY DATE.

         (a) Notwithstanding anything to the contrary contained in Section 6, each holder of Series A Convertible Preferred Shares will have the right, exercisable at any time prior to the Mandatory Conversion Date, to require the Trust to redeem (the date required for such redemption, the "Accelerated Maturity Date") any and all of the Series A Convertible Preferred Shares owned of record by the holder at a redemption price per share (the "Redemption Price") equal to the sum of (i) Stated Value plus (ii) the per share sum of all Accrued Dividends (including, without limitation, Section 3(b) Suspended Dividends) through the Redemption Date, as herein deferred, in the event that the Internal Revenue Service makes an IRS Termination Determination such that the Internal Revenue Service will for any period deny to the Trust the tax benefits associated with qualification as a real estate investment trust and either or both of the following circumstances arise: (i) the Trust does not receive (without 60 days of the date established in the IRS Termination Determination as the date on which the Deficiency Dividend or any other amount required to be paid by the Trust to the IRS is required to be paid) the full indemnity payment as a result thereof to which the Trust is entitled pursuant to the Tax Agreement, and (ii) counsel reasonably satisfactory to Morgan Stanley Asset Management Inc. is unable to provide to the holders of Series A Convertible Preferred Shares affirmative advice that, commencing not later than with the taxable year ending December 31, 1999, the Trust will, notwithstanding such IRS Termination Determination, be able to elect to be qualified and taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and its proposed method of operation will enable it so to qualify for following years.

         (b) In order to exercise its right of redemption pursuant to this
Section 8, the holder must deliver a written request for redemption, accompanied by the certificates representing the shares to be redeemed, to the Trust at any time prior to the Mandatory Conversion Date. If, on or before the 180th day after the date of the IRS Termination Determination, a request for redemption pursuant to Section 8(a) is given with respect to Series A Convertible Preferred Shares, promptly (but in no event more than ten Business Days) after the request for redemption is given to the Trust, the Trust will pay the holder of such shares cash equal to the Redemption Price of such shares. If, on or after the 181st day after the date of the IRS Termination Determination, a request for redemption pursuant to Section 8(a) is given with respect to Series A Convertible Preferred Shares, not more than 30 Business Days after the request for redemption is given to the Trust, the Trust will pay the holder of such shares cash equal to the Redemption Price of such shares. The date of any such payment is referred to herein as the "Redemption Date."

         (c) If a request for redemption accompanied by the certificates representing the shares to be redeemed is delivered to the Trust, on the Redemption Date dividends will cease to accrue with regard to the Series A Convertible Preferred Shares to be redeemed, and at the close of business on that date the holders of those shares will cease to be shareholders with respect to those shares, will have no interest in or claims against the Trust by virtue of such shares (other than as described in Section 8(c) hereof) and will have no voting or other rights with respect to such shares.

         (d) The dividend with respect to a Series A Convertible Preferred Share which is the subject of a request for redemption delivered on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the Series A Convertible Preferred Shares on the dividend payment Record Date notwithstanding the redemption of the Series A Convertible Preferred Shares after the dividend payment Record Date and prior to the Dividend Payment Date.

     Section 9. RANKING.

         Subject to Section 4(b), the Series A Convertible Preferred Shares will, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Trust, rank prior to any other series of Preferred Shares, prior to Common Shares and prior to any other class or series of capital stock of the Trust.

     Section 10. MISCELLANEOUS.

         (a) Except as otherwise expressly provided in these Articles Supplementary, whenever a notice or other communication is required or permitted to be given to holders of Series A Convertible Preferred Shares, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Trust as the holders of the Series A Convertible Preferred Shares at the addresses as they appear on the books of the Trust, as of the Record Date or dates determined in accordance with applicable law and with the Declaration of Trust and Bylaws, as in effect from time to time, with a copy sent to Morgan Stanley Asset Management, Inc., 1221 Avenue of the Americas, New York, New York 10020 by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service.

         (b) Series A Convertible Preferred Shares will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein, in the Charter, and as may be provided under applicable law insofar as any such provision does not conflict with the terms hereof.

         (c) The headings of the various subdivisions herein are for convenience only and will not affect the meaning or interpretation of any of the provisions herein.

         (d) Notwithstanding Section 4 hereof, and provided that the Trust's Board of Trustees determines that it is appropriate to submit to a vote of the holders of Series A Convertible Preferred Shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Convertible Preferred Shares may be waived, and any of such provisions of the Series A Convertible Preferred Shares may be amended, only with the approval of holders of at least 60% of the outstanding Series A Convertible Preferred Shares, voting separately as a class.

         (e) Notwithstanding anything to the contrary contained in Section 3, 4, 6 or 8 hereof, each holder of record of Series A Convertible Preferred Shares hereby agrees (subject to relinquishment by Morgan Stanley Asset Management Inc. as provided below) that, in determining whether any holder of Series A Convertible Preferred Shares has (i) approved a replacement to Dennis Gershenson as contemplated by clause (viii) of the last sentence of Section 3(b), (ii) approved any action by the Trust under Section 4, (iii) elected to cause the conversion of such holder's Series A Convertible Preferred Shares into Common Shares or other assets under Section 6, (iv) received any notice of the Trust required by these Articles Supplementary, including without limitation notices required by Section 6(e)(ix), Section 6(e)(x) and Section 6(f), or (v) elected to cause the redemption by the Trust of such holder's Series A Convertible Preferred Shares in the circumstance provided by Section 8, until such holder shall have notified in writing the Trust otherwise, Morgan Stanley Asset Management Inc. shall have the right to grant or deny such approvals, make or decline any such elections or receive any such notices with regard to all the Series A Convertible Preferred Shares held of record by such holder, and a notice received by Morgan Stanley Asset Management Inc. and a document executed by Morgan Stanley Asset Management Inc. granting or denying approval to any action by the Trust under Section 4, or electing or declining to the Trust to effect the conversion as to any Series A Convertible Preferred Shares under
Section 6, or electing or declining to the Trust to effect the redemption as to any Series A Convertible Preferred Shares shall determine the matter for such holders as Morgan Stanley Asset Management Inc. may indicate. Upon written notice by Morgan Stanley Asset Management Inc. to the Trust, Morgan Stanley Asset Management Inc. may indicate. Upon written notice by Morgan Stanley Asset Management Inc. to the Trust, Morgan Stanley Asset Management Inc. may relinquish such rights and powers of any or all Series A Convertible Preferred Shares. The foregoing may, but need not, be implemented by execution by each holder of Series A Convertible Preferred Shares of a proxy in favor of Morgan Stanley Asset Management Inc.

     Section 11. PERMISSIBLE DISTRIBUTIONS.

           In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Convertible Preferred Shares whose preferential rights upon dissolution are superior to those receiving the distribution shall be added to the Trust's total liabilities.

     Section 12. SEVERABILITY OF PROVISIONS.

         Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         THIRD: The Series A Convertible Preferred Shares have been classified by the Board of Trustees of the Trust under the authority contained in the Declaration of Trust.

         FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

         FIFTH: The undersigned officers acknowledge these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officers each certify, under penalties of perjury, that to the best of his knowledge and information and belief these matters and facts are true in all material respects.

     IN WITNESS WHEREOF, RGPT Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary as of October 2, 1997.



ATTEST:                                 RGPT TRUST



/s/ Richard Gershenson                  By: /s/ Dennis Gershenson        (Seal)
--------------------------              -----------------------------
Name:  Richard Gershenson               Name:  Dennis Gershenson
Title: Secretary                        Title: President

                                    EXHIBIT A

            TO ARTICLES SUPPLEMENTARY OF RAMCO-GERSHENSON PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST (THE "TRUST"), FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF
                          MARYLAND ON OCTOBER 2, 1997

                     ANTI-DILUTION REDEMPTION PRICE EXAMPLE

                         ADJUSTMENT FORMULA PURSUANT TO
              SECTIONS 6(e)(ii) AND 6(e)(v) ("ADJUSTMENT FORMULA")


OBJECTIVE:        To keep the Preferred Unit holders' relative ownership
                  percentage of shares constant (as compared to a transaction consummated at the Redemption Price), upon the issuance of a "New Dilutive Security" (see definition below), the then-applicable Redemption Price of the Preferred Units will be adjusted as follows:

    PRIOR                      ANTI-DILUTION                        ADJUSTED
CONVERSION PRICE             ADJUSTMENT FORMULA                 CONVERSION PRICE
----------------             ------------------                 ----------------

      X               x        (A + B + C) + EX            =          X/\
                            ----------------------------
                               (A + B + C/\) + EX/\

                                        /\ __ MUST BE SOLVED FOR PER CALCULATION
                                              INCLUDED IN EXAMPLE BELOW

DEFINITIONS:

X                         -         Redemption Price of Preferred Units prior to
                                    issuance of "New Dilutive Security".

"New Dilutive Security"   -         A common stock or common stock equivalent
                                    issuance at a price below X.

X/\                       -         Conversion Price of Preferred Stock Units
                                    adjusted for issuance of "New Dilutive
                                    Security."

A                         -         The number of common stock equivalent shares
                                    outstanding which includes: (i) Common Stock issued and outstanding, (ii) all Dilutive
                                    (defined below) convertible securities
                                    outstanding, excluding Preferred Units and
                                    (iii) all Dilutive options issued and
                                    outstanding on an as-exercised basis
                                    (excluding stock
                                    options of Corporation Common Stock(1) prior to issuance of "New Dilutive Security". For purposes of this definition, a security described under Section 6(e)(ii) or Section
                                    6(e)(iii) will be considered "Dilutive" in all subsequent applications of the
                                    Adjustment Formula if it triggers the
                                    Adjustment Formula upon issuance. Moreover, a security described under Section 6(e)(ii) will be considered "Dilutive" if at issuance the security is issued at a premium of 10% or less to the current Market Price of the Corporation Common Stock and a security described under Section 6(e)(iii) will be considered "Dilutive" if at the time of a calculation under the Adjustment Formula the Corporation Common Stock equivalent price of the security reflects a premium of 10% or less to the Current Market Price of the common stock. The Current Market Price is defined in the Agreement in which this Exhibit A is reflected.

B                         -         Shares of Common Stock issuable upon
                                    redemption of all redeemable Operating
                                    Partnership Units outstanding prior to
                                    issuance of "New Dilutive Security".

C                         -         Shares of Corporation Common Stock issuable
                                    upon redemption of all outstanding Preferred
                                    Stock, assuming the prior Conversion Price, (or X).

C/\                       -         Shares of Corporation Common Stock issuable
                                    upon redemption of all outstanding Preferred
                                    Units, assuming the adjusted Conversion
                                    Price of the New Dilutive Security issuance
                                    (or X/\).

EX                        -         "New Dilutive Security" equivalent common
                                    shares, assuming the prior conversion Price, or X.

EX/\                      -         "New Dilutive Security" equivalent common
                                    shares, based on actual conversion of
                                    security.

For purposes of any calculation pursuant to this Exhibit A common stock equivalent shares will be deemed to include the shares equivalent of the Preferred Units purchased pursuant to the referenced Agreement. Any calculation performed prior to the final purchase of shares of Purchased Units pursuant to such Agreement will be recalculated giving effect to all shares of Preferred Units sold under such agreement as if such shares had been issued and outstanding at all times for purposes of the Adjustment Formula.



-----------
(1)    Leeway for existing options plans, if any leeway is to be given.

EXAMPLE:

- Assume a 2.5 million share common stock issuance at $12/share (the "New Dilutive Security") following an investment of $35 million in Preferred Units at a $17.50 Redemption Price:

SOLUTION:

- Prior to solving for C/\, a table producing the following information must be created:

                                                                 Post-New Dilutive          Post-New Dilutive
                                                                 Security Issuance As       Security Issuance As
                                            Pre-New Dilutive     Issued at $17.50 Per        If Issued at
                                            Security Issuance    Share and Unadjusted        $12 Per Share
                                            -----------------    --------------------        -------------

                                            # of Shares     %        # of Shares     %       # of Shares     %
                                            -----------  ----        -----------  ----       -----------  ----
Share Capitalization of Corporation

Common Stock Equivalent Shares (A)           7,000,000    58.3%       7,000,000    51.0%       7,000,000    48.3%
                                            ----------    -----      ----------   -----       ----------   -----

Convertible OP Units Outstanding (B)         3,000,000      25%       3,000,000    21.9%       3,000,000    20.7%
                                            ----------    -----      ----------   -----       ----------   -----

Preferred Units Equivalent Common
Stock (C)                                    2,000,000    16.7%       2,000,000    14.6%       2,000,000    13.8%
                                            ----------   -----       ----------   -----       ----------   -----

New Dilutive Security Shares (EX/\/EX)               0     0.0%       1,714,286    12.5%       2,500,000    17.2%
                                            ----------   -----       ----------   -----       ----------   -----

TOTAL                                       12,000,000     100%      13,714,286     100%      14,500,000    100%

-C/\ is the number of shares of Corporation Common Stock into which the outstanding Preferred units must convert in order to maintain the Preferred Units holders' ownership percentage at 14.6% (i.e., as if the issuance were done at the Redemption Price prior to the issuance (or X)) given the New Dilutive Security issuance at $12 per common share. To solve for C/\, the following calculations must be made:

                                                                                 #OF COMMON
                                                                              EQUIVALENT SHARES
                                                                              -----------------
Share Capitalization, post New Dilutive Security Issuance as issued
at $12 per share and unadjusted                                                 14,500,000
                                                                                ----------

- (C)                                                                            2,000,000
                                                                                 ---------

= Share Capitalization                                                          12,500,000
                                                                                ----------

= 100% less ownership holders of Preferred Units
are to maintain                                                                 85.4%
                                                                                ----

= Total Share Capitalization Required for holders of Preferred
Units to maintain ownership percentage at 14.6%                                 14,637,002
                                                                                ----------

x Required Buyer ownership percentage pursuant to above                               14.6%
                                                                                      -----


= C/\                                                                                     2,137,002

                          137,002 = incremental shares

Given C/\, one solves for X/\ as follows:

           Prior                                                                                    Adjusted
        Conversion                                                                                 Conversion
        Price or X                             Adjustment Formula                                  Price of X
        ----------                             ------------------                                  ----------

          $17.50     x           (A+B+C)+([dilutive issue proceeds]/$17.50)              =             X/\
                                 ------------------------------------------
                                 (A+B+C/\)+($[dilutive issue proceeds]/$12)
          $17.50     x           (12,000,000) + (30,000,000/17.50)                       =             X/\
                                 ---------------------------------
                                 (12,137,002) + (30,000,000/12)                          =             X/\
          $17.50     x      %     13,714,286                                             =             X/\
                                  ----------
                                 14,637,002

                          $16.4                                                          =             X/\



                                 Proof of Calculation:                          POST-NEW DILUTIVE SECURITY
                                                                                  ISSUANCE AS ISSUED AT
                                                                                    $12 PER SHARE AND
                                                                                       AS ADJUSTED
                                                                                       -----------

                                                                                # OF SHARES          %
                                                                                -----------        -------

SHARE CAPITALIZATION OF CORPORATION

Common Stock Equivalent Shares (A)                                                7,000,000         47.8%
                                                                                 ----------        -----

Convertible OP Units Outstanding (B)                                              3,000,000         20.5%
                                                                                 ----------        -----

Preferred Units Equivalent Common
Stock (C/\)                                                                       2,137,002         14.6%
                                                                                 ----------        -----

New Dilutive Security Shares (EX/\)                                               2,500,000         17.1%
                                                                                 ----------        -----

TOTAL                                                                            14,637,002          100%
                                                                                 ----------